Exhibit 99.1

ABIOMED ANNOUNCES APPOINTMENTS OF JEANNINE RIVET AND CHRISTOPHER VAN GORDER

TO BOARD OF DIRECTORS

DANVERS, Mass., February 8, 2016 — Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today announced the appointments of Jeannine Rivet and Christopher Van Gorder to the Company’s Board of Directors. These two appointments bring the number of active directors serving on the Abiomed Board to nine members.

Currently, Ms. Rivet is Executive Vice President of UnitedHealth Group, the most diversified healthcare company in the U.S. In her role, Ms. Rivet works with and on behalf of all business segments in areas focused on strategic business relationships, customer relations, and clinical advancement. Previous roles at UnitedHealth Group include Chief Executive Officer of UnitedHealthcare, Chief Executive Officer of Ingenix and Chief Executive Officer of Optum. Ms. Rivet is a driving force in challenging the industry to enhance health and well-being through information, collaboration and advancement of optimal health care.

Ms. Rivet is on the executive leadership team of UnitedHealth Group and on numerous industry leadership boards and councils, as well as a mentor to women in business. She has been recognized by AAHP, Boston University School of Public Health, Fortune magazine, Girl Scouts of Minnesota and Wisconsin River Valleys, Minneapolis St. Paul Business Journal and Minnesota’s City Business and was inducted as a fellow into the American Academy of Nursing. Ms. Rivet received her master’s degree in Public Health from Boston University. She also holds a bachelor’s degree in nursing from Boston College and was a registered nurse for several years prior to entering the managed care business.

“I am looking forward to joining the Abiomed Board of Directors and collaborating with an esteemed group of leaders among the clinical, financial and medical device industries. The Company has done an exceptional job in solidifying the economic benefits associated with the Impella heart pumps and I am excited to represent the healthcare/payer perspective in this role,” said Ms. Rivet. “Additionally, I am looking forward to the Company’s continued positive impact on people and health outcomes and furthering its mission of recovering hearts, saving lives.”

Mr. Van Gorder has been president and Chief Executive Officer of Scripps Health since 2000, where he has been instrumental in positioning Scripps among the nation’s foremost health care institutions. At Scripps Health, Mr. Van Gorder oversees all functions of the integrated health system that has 15,000 employees and 2,600 affiliated physicians, including its five acute-care hospital campuses, dozens of outpatient centers throughout San Diego County, and a regional home health service and hospice.

In March 2006, California’s governor appointed Mr. Van Gorder, a former police officer, to the California Commission on Emergency Medical Services (EMSA) where he served two terms. In January 2007, U.S. Secretary of State Condoleezza Rice reappointed Mr. Van Gorder to the U.S. Commission for the United Nations Educational, Scientific and Cultural Organization (UNESCO). He is a clinical professor of health practice at the University of Southern California (USC) Price School of Public Policy, where he also serves on the Board of Councilors. Mr. Van Gorder received his master’s degree in public administration/health services administration at the University of Southern California, completed the Wharton CEO Program at the University of Pennsylvania and earned his bachelor’s degree from California State University, Los Angeles.

“I am very excited to join the Abiomed Board of Directors as I have always admired the Company’s innovative products and dynamic leadership. I believe the Impella heart pumps are critical tools for cardiovascular procedures and patient safety, and I am impressed with the board and executive management’s patient-centric approach to product development,” said Mr. Van Gorder.

“We are extremely pleased and fortunate to have both Jeannine and Chris join the Abiomed Board of Directors,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed. “Both are accomplished business leaders that have unique experiences in the healthcare field. Their perspectives and insights will prove extremely valuable as the Company continues to grow and expand with the Impella platform of devices as the standard of care.”

The ABIOMED logo, ABIOMED, and Impella are registered trademarks of Abiomed, Inc. in the U.S.A. and certain foreign countries.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including, the Company’s guidance for fiscal 2016 revenue. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and the risks identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each filed with the Securities and Exchange Commission, as well as other information the Company files with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release and the Company undertakes no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

For further information please contact:

Aimee Genzler

Director, Corporate Communications

978-646-1553

agenzler@abiomed.com

Ingrid Goldberg,

Director, Investor Relations

978-646-1590

ir@abiomed.com